EXECUTIVE EMPLOYMENT AGREEMENT


     This Agreement is made as of this 28th day of January, 2004, by and between Brown Jordan International, Inc., a Florida corporation (the "Company"), and Mr. John Frederick (the "Executive").

                                    Recitals

     The Company desires to employ the Executive and the Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of (a) the Executive's employment with the Company, (b) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment, (c) the Executive's use of the equipment, supplies, facilities and other resources of the Company and (d) the opportunity provided to the Executive by the Company to acquire or use information relating to or based on the Company's business and to work and develop in the field for which the Executive is hereby employed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

Article 1

                        INTERPRETATION OF THIS AGREEMENT

     1.1 Defined Terms. As used herein, capitalized terms when used in this Agreement shall have the meanings set forth in Annex 1.

     1.2 Interpretation. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

Article 2

                                   EMPLOYMENT

     2.1 Duration. The Company agrees to employ the Executive and the Executive agrees to be so employed for the period beginning on the date of this Agreement and ending upon the close of business on December 31, 2006 (the "Initial Term"); provided, that the duration of the Executive's employment shall be automatically renewed for successive periods of one (1) year each (each a "Renewal Term") unless either party sends written notice to the other of such party's decision not to renew the duration of the Executive's employment no later than the close of business sixty (60) days prior to the date on which the Initial Term or the then current Renewal Term, as the case may be, is set to expire (a "Non-Renewal Notice").

     2.2 Termination. The Initial Term or the then current Renewal Term, as applicable, may be earlier terminated on any one or more of the following dates:
(a) the date specified in a Notice of Termination given by the Executive in connection with his resignation (which shall not be less than sixty (60) days from the date such Notice of Termination is given, unless a shorter period is subsequently requested by the Company after receipt of such Notice of Termination); (b) the date specified in a Notice of Termination stating that the Board has determined that the Executive's employment be terminated for Cause;
(c) the date specified in a Notice of Termination given by the Company stating that the Board has determined that the Executive's employment with the Company is no longer in the best interest of the Company (in which event, the Executive will be entitled to severance pay as described in Section 2.5.1 below); (d) the date of the Executive's death; or (e) the date specified in a Notice of
Termination  given  by the  Company  in  connection  with a  termination  of the
Executive's employment by reason of his Incapacity. Notwithstanding the foregoing, if a Notice of Termination is delivered under Section 2.2(b) above and Cause did not in fact exist, such notice shall be deemed to be a Notice of Termination under Section 2.2(c). For purposes of this Agreement, the term "Employment Period" shall mean the period of the Executive's employment, and the term "Termination Date" shall mean the date on which the Executive's employment with the Company expires or is terminated (whether by the Executive or the Company). Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.1 below, which notice shall indicate the specific termination provision in this Section 2.2 relied upon (a "Notice of Termination").

     2.3 Salary and Benefits. During the Employment Period:

     2.3.1 the Company will pay the Executive a base salary at the rate of Two Hundred and Sixty Thousand Dollars ($260,000), per annum ("Base Salary"), payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes;

     2.3.2 the Executive will be entitled to participate in all medical and hospitalization, dental, group life insurance, retirement, and any and all other fringe benefit plans as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time;

     2.3.3 the Executive will be entitled to a maximum of four (4) weeks vacation each year with salary; provided, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Chairman of the Board on behalf of the Company, have an adverse effect on the business, financial condition, results of operations, reputation, prospects or interests of the Company;

     2.3.4 the Executive will be entitled to reimbursement of reasonable business expenses incurred by the Executive (subject to submission of appropriate substantiation by the Executive in accordance with the rules in place for other executives of the Company);

     2.3.5 the Executive will be entitled to either (x) a Company provided automobile of a type equal or similar to a BMW 5-series or (y) an automobile allowance of Seven Hundred and Fifty Dollars ($750) per month less all applicable withholding, whichever is better for the Company;

     2.3.6 the Executive will be entitled to a signing bonus of Twenty Five Thousand Dollars ($25,000) less all applicable withholding, payable on the first normally scheduled payroll after the date hereof; and

     2.3.7 the Executive will be entitled to reimbursement of certain costs and expenses and the associated tax impact of such costs and expenses, incurred by the Executive associated with (x) the remaining lease payment obligations on a home the Executive is leasing in Connecticut, and (y) moving his automobile and personal affects from Connecticut to Florida; provided, that the costs and expenses of (x) and (y) above shall not exceed $11,000 without obtaining the approval of the Chairman of the Board.

     2.4 Duties and Services. During the Employment Period, the Executive will render such services of an executive and administrative character as the Chief Administrative Officer and as an Executive Vice President for the benefit of the Company or any of the Company's Subsidiaries as either the Chairman of the Board or the Company's Chief Executive Officer may from time to time direct. The Executive's duties and services will include, without limitation, being primarily responsible for all aspects of the Company's finances, financial reporting, human resources, information technology, and legal. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement.

Nothing in this Agreement shall prohibit the Executive from engaging in trade association activities, including serving as a board member or committee member to trade associations or charitable organizations; provided, that none of such activities interfere with the performance of the Executive's duties and responsibilities to the Company under this Agreement; and, provided, further, that such activities are previously approved by the Chairman of the Board. The Executive shall travel at such times and to such locations as the Executive's duties and responsibilities shall require.

     2.5 Severance Pay.

     2.5.1 If the Executive's employment is terminated by the Company without Cause pursuant to Section 2.2(c) above at any time during the Initial Term or any Renewal Term then in effect, or expires due to delivery of written notice by the Company of its decision not to renew this Agreement at the end of the Initial Term or any Renewal Term, then, subject to the provisions of Section
2.5.4 below, the Company will pay to the Executive as severance pay an amount equal to the amount of Base Salary then in effect.

     2.5.2 The  payments to be made by the Company to the  Executive  under this
Section 2.5 shall be made either (at the Company's sole option), (a) in installments, and on the payment dates, during the twelve months following the Termination Date (the "Severance Period") on which Base Salary would have otherwise been paid had the Executive's employment not been terminated, or (b) in a single payment not later than sixty (60) days after the Termination Date, in which event the single payment will be an amount equal to the net present value (calculated using a seven percent (7%) discount rate per annum) of all future payments of such Base Salary through the end of the Severance Period. Upon the making of the last of such payments, the Company will have no further obligation to the Executive. All payments shall be subject to applicable withholding and other taxes.

     2.5.3 During any Severance  Period and subject to the provisions of Section
2.5.4 below, the Company will, in addition to such payments, arrange to provide the Executive with benefits substantially similar to those which the Executive was receiving or entitled to receive under the Company's life, disability, accident and group health insurance plans or any similar plans in which the Executive was participating immediately prior to the Termination Date ("Welfare Plan Benefits") at a cost to the Executive which is not substantially greater than the cost to him in effect at the Termination Date; provided, that to the extent any such coverage is prohibited, whether by any judicial or legislative authority or otherwise, the Company shall make alternative arrangements to provide the Executive with Welfare Plan Benefits or to provide the Executive with a payment in an amount equal to the Company's cost of purchasing its portion of the Welfare Plan Benefits. Benefits otherwise receivable by the Executive pursuant to the preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive's behalf during the Severance Period. The Executive shall promptly report to the Company of the Executive's participation in, or receipt of, any such comparable benefits.

     2.5.4 The Executive's right to receive, and the Company's obligation to pay and provide, any of the payments and benefits provided for in this Section 2.5 shall be subject to (a) the Executive's compliance with, and observance of, all of the Executive's obligations under this Agreement that continue beyond the Termination Date and (b) the Executive's execution, delivery and non-revocation of, and performance under, a release in favor of the Company and its Affiliates in form attached hereto as Exhibit A (as such form may be modified by the Company so as to comply with all applicable laws as then in effect) within seven
(7) business days of the Termination Date.

     2.6 Incentive Compensation and Bonus Program.

     2.6.1 During the Employment Period, the Executive shall be entitled to receive incentive compensation in accordance with the terms and subject to the conditions of such incentive compensation and bonus programs, if any, as are agreed upon in writing from time to time between the Executive and the Chairman of the Board or the Chief Executive Officer (on behalf of the Company). Unless otherwise provided in the written incentive compensation and bonus program agreed upon between the Executive and the Chairman of the Board or the Chief

Executive Officer with respect to any particular period, the target incentive compensation shall be an amount equal to Fifty Percent (50%) of the Executive's Base Salary during such period; provided, that the Executive shall be guaranteed Forty Thousand Dollars ($40,000) of incentive compensation for 2004 on an annualized basis, prorated from the date hereof through December 31, 2004.

     2.6.2 If the Employment Period is terminated pursuant to Section 2.2 above prior to the end of the period with respect to which any incentive compensation or bonus is payable, then the Executive will be entitled to receive any payment on account of any such incentive compensation or bonus on a pro rated basis from the beginning of the incentive compensation period through the Termination Date, if any. However, the Executive will not be entitled to participate in the incentive compensation plans during the Severance Period.

     2.6.3 The payment of all such incentive compensation and bonuses are subject to applicable withholding and other taxes.

Article 3

                      PROPERTY AND BUSINESS OF THE COMPANY

     3.1 Nondisclosure. During the Employment Period and during the periods described in the last sentence of this Section 3.1, the Executive (a) will receive and hold all Company Information in trust and in strictest confidence,
(b) will protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information,
(c) will not, directly or indirectly, use or assist others to use any Confidential Information to the detriment of the Company, its business or its interests, and (d) except as required by the Executive's duties in the course of his employment by the Company or by applicable law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Board, which may be withheld in the Board's absolute discretion. The provisions of this Section 3.1 shall survive the Termination Date (i) for a period of five (5) years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

     3.2 Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of any of the Parent, the Company or any of their respective Subsidiaries (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Parent, the Company or such Subsidiary, as the case may be, and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company's request at any time.

     3.3 Inventions and Patents. The Executive agrees that all inventions, innovations or improvements related to the Company's, the Parent's or any of their respective subsidiaries' business or planned business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company and the Executive hereby assigns all of such inventions, innovations and improvements, contributions, ideas and discoveries to the Company. The Executive will promptly disclose such inventions, innovations and improvements, contributions, ideas and discoveries to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

     3.4 Noncompetition.  During the Employment Period and for a period of three
(3) years from and after the Termination Date, the Executive will not, directly or indirectly, engage in, or have any interest in any other Person, whether as a debt or equity holder, employee, officer, director, member, manager, partner, agent, security holder, consultant or otherwise, that, directly or indirectly,
(a) manufactures, distributes, designs, sells or resells outdoor and contract furniture or furnishings consistent with the Company's existing business and actively planned business, or (b) is engaged in any other line of business that, as of the Termination Date, any of the Parent, the Company or any of their respective Subsidiaries is engaged in or has active plans to be engaged in (collectively, the "Restricted Business") in any geographic area in which any of the Parent, the Company or any of their respective Subsidiaries, directly or indirectly, engaged in (or had active plans to engage in) the Restricted Business as of the Termination Date and during the one (1) year period before the Termination Date (the "Restricted Area"); provided, that nothing in this
Section 3.4 shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as a passive investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer to the extent such shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

     3.5 Non-Solicitation of Employees. During the Employment Period and for a period of two (2) years from and after the Termination Date, the Executive will not, directly or indirectly, (a) solicit for employment or employ (or attempt to solicit for employment or employ), for the Executive or on behalf of any other Person (other than the Parent, the Company or any of their respective Subsidiaries), any employee of any of the Parent, the Company or any of their respective Subsidiaries or any Person who was such an employee during the one-year (1) period preceding the date of such solicitation, employment or attempted solicitation or employment, or (b) encourage any such employee to leave his or her employment with any of the Parent, the Company or any of their respective Subsidiaries.

     3.6 Non-Solicitation of Others. During the Employment Period and for a period of three (3) years from and after the Termination Date, the Executive will not, directly or indirectly, (a) solicit, call on or transact or engage in any business activity related to the Restricted Business, with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom any of the Parent, the Company or any of their respective Subsidiaries shall have dealt, or that any of the Parent, the Company or any of their respective Subsidiaries shall have actively sought to deal, at any time during the one year (1) period preceding the date of such solicitation, call, transaction or engagement, for or on behalf of the Executive or any other Person (other than the Parent, the Company or any of their respective Subsidiaries) for a purpose which could be competitive with any of the Parent, the Company or any of their respective Subsidiaries or (b) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with any of the Parent, the Company, or any of their respective Subsidiaries.

     3.7 Impact of Reorganization Related to Federal Bankruptcy Proceedings. If during the Initial Term or subsequent Renewal Term, the Company voluntarily or involuntarily enters into a proceeding under Chapter 7 or Chapter 11 of Title 11 of the United States Bankruptcy Code and this agreement, as may be amended from time to time, is not assumed by the Company and approved by the relevant judicial authority, the obligations of Section 3 are not binding to the Executive.

     3.8 Covenants Reasonable. The Executive acknowledges and agrees that the covenants provided for in this Article 3 are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Parent's, the Company's and their respective Subsidiaries' legitimate business interests, which include, among other, business interests in protecting (a) valuable confidential business information, (b) substantial relationships with customers throughout the Restricted Area and (c) customer goodwill associated with their respective businesses.

     3.9 "Blue-Pencil" Provision. To the extent that any of the provisions contained in this Article 3 may later be adjudicated by a court to be too broad to be enforced with respect to any of such provision's scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision's scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this
Article 3 as drafted, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

                                   Article 4

                                  MISCELLANEOUS

     4.1 Notices. Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the fifth (5th) business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day after if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:

                  If to the Executive:          To the Executive's last
                                                known address as set forth
                                                in the Company's payroll
                                                records.

                  If to the Company:            c/o Trivest Partners, L.P.
                                                2665 South Bayshore Drive
                                                Suite 800
                                                Miami, Florida 33133
                                                Attention: David Gershman, Esq.
                                                Facsimile: (305) 858-1629

     Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, that such communication is also sent by registered or certified mail or by reputable overnight courier within five business days of the original communication. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     4.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of Article 3 are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 3.9 above.

     4.3 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     4.4 Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

     4.5 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.

     4.6 Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article 3 above are not performed in accordance with their specific terms, are breached or are threatened to be breached. Accordingly, the Executive agrees that the Company shall be entitled, in addition to any other rights and remedies which may be available to it, to an injunction or injunctions to prevent breaches of Article 3 above and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, and without any requirement to post or bond or other security.

     4.7 Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Subject to the last sentence of this Section 4.7, by execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in the County of Broward, State of Florida, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees, on behalf of himself, herself or itself and on behalf of such party's heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Nothing in this Agreement shall affect or limit any right to serve process in any other manner permitted by law or shall be construed to prevent the Company from bringing and pursuing, or in any way limit, the right of the Company to bring or pursue, any action arising out of or in connection with this Agreement in any jurisdiction where the Executive is subject to personal jurisdiction and venue is proper.

     4.8 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

     4.9 Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision.

     4.10 Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

     4.11 No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, heirs and personal representatives nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.




                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                        BROWN JORDAN INTERNATIONAL, INC.




                                    By: /s/ Earl W. Powell
                                    Earl W. Powell
                                    Chairman


                        EXECUTIVE


                        /s/ John Frederick
                        John Frederick

                                     ANNEX 1
                                   DEFINITIONS


     "Agreement" means this Executive Employment Agreement, as the same may be amended, supplemented, or modified.

     "Affiliate" has the meaning given to it in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Base Salary" has the meaning given to it in Section 2.3.1 hereof.

     "Board" means the Board of Directors of the Company.

     "Cause" means any one or more of the following: (a) the repeated failure or refusal by the Executive to perform the Executive's duties or render the services reasonably assigned from time to time by the Board or the Chairman of the Board or the Chief Executive Officer (other than any such failure resulting from the Executive's incapacity during periods of sick leave); (b) the engaging by the Executive in conduct which the Board reasonably determines is injurious to the Company or any of its Affiliates, monetarily or otherwise, or which could result in a Material Adverse Effect; (c) the commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or dishonesty against the property or personnel of the Company or any of its Affiliates; (d) the Executive's gross negligence or willful misconduct in the performance of his duties as an employee of the Company, (e) the charging or indictment of the Executive (or Executive's plea of guilty or no contest prior to any charge or indictment) in connection with a felony or crime of moral turpitude, (f)) chronic absenteeism, (g) substance abuse, (h) any other material breach by the Executive of any of the terms or provisions of this Agreement (other than Article 3 of this Agreement) or any other agreement between the Company and the Executive, which other material breach is not cured within ten (10) business days of notice by the Company; or (i) any breach of any of the terms of Article 3 of this Agreement.

     "Chairman of the Board" means Earl W. Powell or any successor elected by a majority of the Board.

     "Chief Executive Officer" means Bruce Albertson or any successor elected by a majority of the Board.

     "Company" has the meaning given to it in the preamble hereof.

     "Company  Information"  means  Confidential  Information and Trade Secrets.

     "Confidential Information" means confidential data and confidential information relating to the business of any of the Parent, the Company or any of their respective Subsidiaries (that does not rise to the status of a Trade Secret under applicable law) that is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company or any of its Subsidiaries and that has value to the Parent, the Company or any of their respective Subsidiaries and is not generally known to any of their respective competitors. Confidential Information does not include any data or information that (a) has been voluntarily disclosed to the general public by the Company (other than by any act or omission of the Executive in breach of this Agreement), or (b) otherwise enters the public domain through lawful means.

     "Employment Period" has the meaning given to it in Section 2.2 hereof.

     "Executive" has the meaning given to it in the preamble of this Agreement.

     "Incapacity"  means the  Executive's  inability  to perform  the  essential functions of his employment as required by this Agreement as a result of incapacity due to physical or mental injury or illness for any thirty (30) consecutive days or more than sixty (60) days, in the aggregate (whether or not consecutive), during any three hundred sixty-five (365) day period.

     "Initial Term" has the meaning given to it in Section 2.1 hereof.

     "Material Adverse Effect" means a material adverse effect on the business, assets, properties, results of operations, financial condition, prospects, reputation or interests of the Company or any of its Affiliates.

     "Non-Renewal Notice" has the meaning given to it in Section 2.1 hereof.

     "Notice of Termination" has the meaning given to it in Section 2.2 hereof.

     "Parent" means WLFI Holdings, Inc., a Florida corporation.

     "Person" means an individual, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Renewal Term" has the meaning given to it in Section 2.1 hereof.

     "Restricted Area" has the meaning given to it in Section 3.4 hereof.

     "Restricted Business" has the meaning given to it in Section 3.4 hereof.

     "Severance Period" has the meaning given to it in Section 2.5.2 hereof.

     "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is, in either such case, directly or indirectly owned or controlled by such Person or by any one or more of its Affiliates.

     "Termination Date" has the meaning given to it in Section 2.2 hereof.

     "Trade Secrets" means information of any of the Parent, the Company or any of their respective Subsidiaries including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans, business plans or lists of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     "Welfare  Plan  Benefits"  has the  meaning  given to it in  Section  2.5.3 hereof.

                                    EXHIBIT A
                                 FORM OF RELEASE


[DATE], 200__

[NAME OF EMPLOYEE]
[ADDRESS]
[CITY], Florida [ZIP]

Dear: [NAME OF EMPLOYEE]

     Reference is made to the Executive Employment Agreement between the Company and you dated [____________, 200__]. This letter serves to document our mutual understanding regarding the terms of your severance payments, and a full release of any and all actual or potential claims relating to periods prior to the date that this letter becomes effective.

     [40 YRS OLD OR ABOVE: Provided that you execute this letter (including attachments A&B) prior to the expiration of twenty-two (22) days after the date hereof and you do not subsequently revoke this letter in accordance with the provisions on revocation set forth on Attachment B hereto] [UNDER 40 YEARS OLD:
Provided that you execute this letter (including attachment A)], we shall, as severance pay, (1) continue to pay you your annual base salary of [$INITIAL BASE SALARY] as presently in effect in installments in accordance with the Company's normal pay periods (subject to our right under Section 2.5.2 (b) of the Employment Agreement to pay severance in a discounted lump sum), subject to applicable withholdings, with no further benefit accrual (except as provided in the next clause (2)), and (2) continue to provide you with the benefits as described in, and in accordance with the provisions of, Section 2.5.3 of the Employment Agreement for a period ending on [DATE SEVERANCE ENDS]. As provided in the Employment Agreement, our obligation to pay you such severance and to provide you such benefits is subject to your continued compliance with, and observance of, all of your obligations under the Employment Agreement which continue beyond the date on which your employment with the Company terminated.

     We look forward to working with you on a smooth transition of your responsibilities to others. We all appreciate your past efforts on behalf of the Company and will be happy to help you implement your future plans.


                                                 Very Truly Yours,




Agreed and accepted:


-----------------------------------------------------
[NAME OF EMPLOYEE]


Date: _______________________________________________


[NAME OF EMPLOYER]


-----------------------------------------------------
By:
Title:
Date: _______________________________________________

                  ATTACHMENT A: RELEASE AND COVENANT NOT TO SUE

     1._______Release. I, [INSERT NAME], do hereby release and discharge [NAME OF EMPLOYER], each of its partners, and each of their subsidiaries', stockholders' and subsidiaries' officers, directors, members, managers, partners, stockholders, employees, representatives, agents and affiliates (collectively, the "Employer Affiliates", and each an "Employer Affiliate") from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by me, which I ever had or may now have against any Employer Affiliate, from the beginning of time to the Effective Date of the letter (including its attachments), including, without limitation, any claims, demands or liabilities in connection with my employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, any state statute relating to employee benefits or pensions, the Americans with Disabilities Act of 1990, [INSERT APPLICABLE STATE LAWS], the Florida Civil Rights Act of 1992 (formerly known as the Civil Rights Act of 1977), and the Florida Whistle-Blower Law. This Release does not waive rights or claims that may arise after the Effective Date. I fully understand that if any fact with respect to which this Release is executed is found hereafter to be other than or different from the facts in that connection believed by me to be true, I expressly accept and assume the risk of such possible difference in fact and agree that the release set forth herein shall be and remain effective notwithstanding such difference in fact. I acknowledge and agree that no consideration other than as provided for by the letter to which this release is an attachment has been or will be paid or furnished by any Employer Affiliate.

     2. Covenant Not to Sue. I covenant and agree never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this letter (including its attachments). I represent and agree that I have not and will not make or file or cause to be made or filed any claim, charge, allegation, or complaint, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate's business or employment practices. I waive any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on my behalf.

     3. Indemnification. I agree to indemnify and hold each Employer Affiliate harmless from and against any and all claims, including each Employer Affiliate's court costs and attorneys' fees, arising from or in connection with any claim, action, or other proceeding made, brought, or prosecuted, or caused or permitted to be commenced or prosecuted, by me, my successor(s), or assign(s) contrary to the provisions of the letter (including its attachments). It is further agreed that the letter (including its attachments) shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to the letter (including the attachments), and in any such action the letter (including its attachments) may be pleaded by the Employer Affiliates, or any of them, both as a defense and as a counterclaim or cross-claim in such action.

     4. Important General Provisions. If any provisions of the letter (including its attachments) is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. The provisions hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of [_________], both substantive and remedial. The undersigned hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected hereto, the partnership agreements or the relationship established under the letter (including its attachments).

     5. Right to Consult Attorney. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE LETTER (INCLUDING ITS ATTACHMENTS).


______________________________                    ______________________________
[NAME OF EMPLOYEE]                                Date

   ATTACHMENT B: WAIVER OF CLAIMS UNDER OLDER WORKERS' BENEFIT PROTECTION ACT

     PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA), WHICH APPLIES TO THE WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE UNDERSIGNED STATES THAT HE/SHE HAS HAD A PERIOD OF 21 CALENDAR DAYS FROM THE DATE HE/SHE WAS PRESENTED WITH THE LETTER (INCLUDING ITS ATTACHMENTS) ([INSERT DATE]) WITHIN WHICH TO CONSIDER THE LETTER (INCLUDING ITS ATTACHMENTS) AND HIS/HER DECISION TO EXECUTE THE SAME, THAT HE/SHE HAS CAREFULLY READ THE LETTER (INCLUDING ITS ATTACHMENTS), THAT HE/SHE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, THAT HE/SHE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIS/HER TO SIGN THE RELEASE SET FORTH ON ATTACHMENT A ARE THOSE STATED IN THE LETTER (INCLUDING ITS ATTACHMENTS), AND THAT THE UNDERSIGNED IS SIGNING VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE EMPLOYER AFFILIATES OF ALL CLAIMS.

     THE UNDERSIGNED SHALL HAVE A PERIOD OF SEVEN CALENDAR DAYS FOLLOWING HIS/HER EXECUTION OF THE LETTER (INCLUDING ITS ATTACHMENTS) TO REVOKE THE LETTER (AND ITS ATTACHMENTS). THE LETTER (AND ITS ATTACHMENTS), INCLUDING THE OBLIGATION TO PAY SEVERANCE, SHALL NOT BECOME EFFECTIVE IF THE UNDERSIGNED TIMELY EXERCISES THIS RIGHT OF REVOCATION. TO BE EFFECTIVE, ANY SUCH NOTICE OF REVOCATION MUST BE IN WRITING, AND MUST BE RECEIVED WITHIN SAID SEVEN-DAY PERIOD. THE LETTER (AND ITS ATTACHMENTS) SHALL BECOME EFFECTIVE UPON EXPIRATION OF THE REVOCATION PERIOD, IF THE UNDERSIGNED HAS NOT PRIOR THERETO EXERCISED HER RIGHT OF REVOCATION (THE "EFFECTIVE DATE").


____________________________                       _____________________________
[NAME OF EMPLOYEE]                                 Date